UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Consent Statement

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☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ZIOPHARM ONCOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

ROBERT W. POSTMA WATERMILL ASSET MANAGEMENT CORP. JAIME VIESER HOLGER WEIS
(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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WaterMill Asset Management Corp., together with the other participants named herein (collectively, “WaterMill”) have filed a definitive consent statement and accompanying WHITE consent card with the Securities and Exchange Commission to be used to solicit consents from shareholders of Ziopharm Oncology, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of four current members of the Board and the election of WaterMill’s three highly-qualified nominees.

On November 2, 2020, WaterMill issued the following press release:

WaterMill Asset Management Launches Consent Solicitation to Reconstitute the Board of Directors of Ziopharm Oncology

Believes Meaningful and Urgent Change is Needed in Ziopharm’s Boardroom to Unlock Value and Reverse a Five-Year Tailspin That has Resulted in a ~75% Decline in Share Price

Highlights that the Company’s Share Price has Plunged ~40% Over the Past Year Alone Following a Failed, Self-Directed Board Refreshment Initiated in 2018

Three-Member Slate of Director Candidates Assembled by WaterMill Possesses Sorely-Needed Business Acumen, Capital Allocation and Strategic Planning Expertise, and Commercial Intensity

NEW YORK--(BUSINESS WIRE)--WaterMill Asset Management Corp. (together with its affiliates, “WaterMill” or “we”), which collectively with the other participants in its consent solicitation beneficially owns approximately 3.3% of the outstanding shares of Ziopharm Oncology, Inc. (NASDAQ: ZIOP) (“Ziopharm” or the “Company”), today issued the below statement in connection with its filing of a definitive consent statement and accompanying WHITE consent card with the U.S. Securities and Exchange Commission. WaterMill is seeking to reconstitute Ziopharm’s Board of Directors (the “Board”) by removing four incumbent directors – Scott Braunstein, J. Kevin Buchi, Elan Z. Ezickson, and Scott Tarriff – and electing three highly-qualified and independent individuals – Robert Postma, Jaime Vieser, and Holger Weis – who are committed to enhancing the Company’s poor corporate governance and unlocking value for long-suffering shareholders.

Robert Postma, Principal and Founder of WaterMill, commented:

“We believe the case for meaningful and urgent change in Ziopharm’s boardroom is crystal clear after a five-year period in which the Company’s share price declined by more than 75%.1 While the Board commenced a refreshment in 2018, the abysmal results associated with this self-directed refresh speak for themselves: the Company has continued to stagnate and its share price is down nearly 40% over the past 12 months.2 It is now evident to us – and hopefully all other shareholders – that Ziopharm’s current leadership has no credible plans to enhance corporate governance, halt dilutive actions, improve disclosures, align management’s compensation to tangible results, and accelerate the monetization of the Company’s attractive immuno-oncology assets. This is why we are seeking to remove half of the Board, including Chairman Scott Tarriff, who we believe has failed to effectively lead Ziopharm, and install a three-member slate that possesses deep business and industry experience, strong ownership perspectives, and a vision for unlocking the value trapped within the Company’s underperforming shares. We are confident that a properly reconstituted Board will be able to oversee the implementation of a superior corporate strategy that leads to enhanced governance, improved financing decisions that serve shareholders’ best interests, and value-enhancing business development opportunities.

It is important to stress that our decision to act by written consent was informed, in part, by the Company’s demonstrated unwillingness to adequately address blunt shareholder feedback. A majority of voting shareholders withheld support for three directors – Mr. Braunstein, Mr. Ezickson, and Douglas Pagán – at this year’s annual meeting. Ziopharm indicated its clear disdain for this directive by allowing two of these directors to retain their positions and replacing Mr. Pagán following his departure with his current boss, despite having purportedly hired a nationally-recognized search firm to identify director candidates. We view this brazen flouting of good governance as an affront to shareholders and validation that Mr. Tarriff and several of the incumbents are unfit for continued Board service. In addition to conveying dissatisfaction with these directors at the annual meeting, shareholders reiterated their lack of confidence in the current Board by rejecting a poorly-conceived proposal to increase Ziopharm’s authorized share count by 195 million shares. WaterMill and its director candidates recognize that shareholders are fed up, and we look forward to communicating consistently and transparently about our vision for a better Ziopharm in the days and weeks ahead.”

WaterMill’s campaign to reconstitute the Board aims to introduce sorely-needed business acumen, capital allocation and strategic planning expertise, and commercial intensity into the boardroom in order to augment the institutional knowledge and sector experience possessed by four of the incumbent directors. It is important to underscore that WaterMill’s three-member slate was assembled after comprehensive due diligence that involved analyzing the Board’s deficiencies and identifying Ziopharm’s go-forward needs. Our director candidates are:

1 Ziopharm’s share price was $11.13 as of market close on October 15, 2015 and the Company’s share price was $2.64 as of market close on October 15, 2020 (the day prior to WaterMill filing a preliminary consent statement).

2 Ziopharm’s share price was $4.35 as of market close on October 15, 2019 and the Company’s share price was $2.64 as of market close on October 15, 2020 (the day prior to WaterMill filing a preliminary consent statement).

Director Candidate	Relevant Experience	Notable Qualifications and Skills
Robert Postma

• Principal and founder of WaterMill Asset Management Corp.

• Four decades of experience investing across equity and fixed income markets

• Frequently analyzes, invests in, and engages with healthcare and biotechnology companies

• Sizable and long-term shareholder of Ziopharm

• Extensive knowledge of Ziopharm’s assets, governance, and financials

• Strong capital allocation acumen

• Valuable relationships with prospective industry and financial partners

Jaime Vieser

• Manager of Brushwood LLC, a private investment firm

• Previously Co-Founder and Chief Investment Officer of Castle Hill Asset Management LLC, a multi-billion dollar asset manager

• Former banker at Deutsche Bank AG and Bankers Trust Company

• Sizable and long-term shareholder of Ziopharm

• Deep understanding of Ziopharm’s assets, governance, and financials

• Strong and useful relationships with banks and prospective sources of capital

• MBA

Holger Weis

• Two decades of various c-level business and strategy roles at life science companies

• Currently Chief Financial Officer of PhenoTarget Biosciences, Inc.

• Co-author of several scientific papers and presentations

• Former Ernst & Young executive

• Deep knowledge of the biotech industry and operational, financial, and strategic planning practices

• Valuable expertise in financial management, planning, audits, and accounting

• Extensive knowledge of Ziopharm’s assets, governance, and financials

• Certified Public Accountant

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We urge Ziopharm shareholders to consent to all five proposals on the WHITE consent card and return it in your postage-paid envelope provided. The consent deadline is December 11, 2020.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. SIGN, DATE AND RETURN YOUR FILLED OUT WHITE CONSENT CARD TODAY.

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Contacts

For Investors:

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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